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                                                                  Exhibit 2.59


                               ASSET PURCHASE AGREEMENT

                            RADIO STATIONS WUSW-FM/WNAM-AM


     This Asset Purchase Agreement, (hereafter referred to as "Agreement") made
this      day of February, 1997, by and between Value Radio Corporation, a
Wisconsin corporation (hereinafter referred to as "Seller") and Cumulus Media, L.L.C., a Delaware limited liability company (hereinafter referred to as "Buyer").

                                 W I T N E S S E T H:

     WHEREAS, Seller is the holder of authorizations issued by the Federal Communications Commission (the "FCC") for radio stations WUSW-FM, licensed to Oshkosh, Wisconsin and WNAM-AM, licensed to Menasha, Wisconsin (hereinafter the "Radio Stations"); and

     WHEREAS, Buyer desires to purchase from Seller substantially all of the assets used or useful in the operation of the Radio Stations, as more particularly described below in this Agreement, upon the terms and conditions set forth herein; and

     WHEREAS, Seller desires to sell said assets to Buyer upon such terms and subject to such conditions.

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby mutually covenant and agree as follows:

                                      ARTICLE I

                         TRANSFER OF ASSETS, PAYMENT OF THE
                       PURCHASE PRICE AND EXCHANGE OF DOCUMENTS

     Upon the basis of the representations, warranties, covenants and agreements and on the terms and subject to the conditions set forth herein, on the Closing Date (as hereinafter defined):

     1.1 ASSETS. Seller shall sell and Buyer shall purchase substantially all of the tangible and intangible assets owned or leased by Seller and used or useful in connection with the operation of the Radio Stations (excluding cash and cash equivalent assets) including, but not limited to, the assets more particularly described as follows (collectively, the "Assets"):

          (a) All right, title and interest in, to and under all personal property and equipment owned or leased by Seller and used or useful in connection with the operation of the Radio Stations, including, but not limited to, office equipment, record libraries, records, cartridge tapes, compact discs, news archives, promotional materials, and all other materials of a commercial nature for use in said operations, together with any



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     replacements thereof and additions thereto made between the date hereof and the Closing Date. A correct and complete inventory summary of these materials by category and quantity is set forth in the attached SCHEDULE 1.1(A). Not less than five (5) business days prior to the Closing Date, Seller shall deliver to Buyer a listing of any changes to Schedule 1.1(a), which, as so updated, will be correct and complete.

          (b) All right, title and interest in, to and under the advertising contracts listed on the attached SCHEDULE 1.1(B) with clients and customers of Seller, and such additional advertising contracts as are existing as of the Closing Date. Not less than five (5) business days prior to the Closing Date, Seller shall deliver to Buyer a list of any changes to
     Schedule 1.1(b) which are necessary to reflect the termination, expiration or entry into contracts, arrangements and programs occurring following the date hereof. In the ordinary course of its business, Schedule 1.1(b) is (and as updated, will be) a correct and complete listing of all such advertising contracts of the Radio Stations.

          (c) All right, title and interest in, to and under the contracts and agreements entered into by Seller in connection with the operation and programming of the Radio Stations (the "Contracts"), and all contracts and agreements entered into by Seller between the date hereof and the Closing Date which Buyer agrees to assume at the Closing, subject to their approval by Buyer. Where the consent to assignment of other parties of said contracts and agreements is required, Seller agrees to use commercially reasonable efforts to try to obtain any required consent by the Closing Date. A complete current list of such contracts and agreements is included in the attached SCHEDULE 1.1(C). Not less than five (5) business days prior to the Closing Date, Seller shall deliver to Buyer a list of any changes to
     Schedule 1.1(c) which are necessary to reflect the termination, expiration or entry into contracts and agreements, occurring following the date hereof.

          (d) All right, title and interest in, to and under permits, authorizations or licenses issued to Seller by the FCC and any other governmental authority in connection with the operation of the Radio Stations, (the "Licenses") together with all FCC logs, reports and records relating thereto, and any renewals or modifications of such items between the date hereof and the Closing Date, and together with any applications filed by Seller and pending on the Closing Date, including, but not limited to those listed in the attached SCHEDULE 1.1(D). Not less than five (5) business days prior to the Closing Date, Seller shall deliver to Buyer a listing of any changes to Schedule 1.1(d). Schedule 1.1(d) is (and as updated, will be) a correct and complete listing of all such Licenses.

          (e) All right, title and interest in, to and under all real property and leases and subleases of real property (the "Real Property Leases"), easements, licenses, right of access, rights of way and other real property interests which are held or owned by Seller and used or useful in the operation of the Radio Stations, between Seller and others, together with a copy of each such lease and sublease. A complete legal description of such real estate and a complete and accurate list of all such leases and subleases and other


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     real property rights is set forth in the attached SCHEDULE 1.1(E).   Where
     the consent of other parties to Seller's assignment of any Real Property Leases or other real property rights to Buyer is required, Seller will use commercially reasonable efforts to obtain any required consent by the Closing Date.

          (f) All right, title and interest in, to and under the call letters "WUSW," "WNAM," trademarks, trade names, service marks, franchises, copyrights, including registrations and applications for registration of any of them, jingles, logos, and slogans or licenses to use same, together with any associated goodwill including all business goodwill of the Radio Stations) and any additions thereto between the date hereof and the Closing Date including, but not limited to, those described on the attached
     SCHEDULE 1.1(F).

          (g) All right, title and interest in, to and under all trade (cash) accounts receivable for the Radio Stations (but excluding non-cash (barter) agreements)(hereinafter the "Accounts Receivable"). A complete and current list of Seller's accounts receivable, with aging, is attached as SCHEDULE 1.1(G). Two days prior to the Closing Date, Seller shall deliver to Buyer an updated Schedule 1.1(g).

          (h)  All programs and programming materials, in whatever form, all
market    studies, promotional or advertising materials used or useful in the
operation of the Radio   Stations and all copyrights therefore.

          (i)  All causes of action, and other rights of recovery against third
parties for    any loss, damage or destruction of any of the Radio Stations or of any of the Assets or breach of duty or obligation with respect thereto.

          (j) Any and all assets not specifically identified on the aforementioned Schedules 1.1(a) through 1.1(i) but which are of the same general category and nature as the assets listed on the respective Schedules, owned by Seller and used or useful in the operation of the Radio Stations, whether or not located on the premises where the principal operations of the Radio Stations are conducted as of the date of execution of this Agreement, as set forth in the attached SCHEDULE 1.1(J).

At Closing, the Assets shall be transferred to Buyer free and clear of all liens, liabilities and encumbrances whatsoever, except Permitted Liens (as hereinafter defined).

     1.2. CONDITION OF PERSONAL PROPERTY. Seller represents and warrants to Buyer that all of the assets described in Sections 1.1(a) and 1.1(h) are in good working condition, repair and order for the normal operations of the Radio Stations, and are in compliance with FCC and the Federal Aviation Administration requirements, and will be in such condition on the Closing Date.


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

     1.3 PURCHASE PRICE. Buyer agrees to purchase all of the Assets from Seller and the Seller agrees to sell all of the Assets to Buyer for the Purchase Price of Five Million Two Hundred Thousand and 00/100 Dollars ($5,200,000.00) (the "Cash Payment") plus a dollar amount equal to the aggregate of all "current" trade (cash) accounts receivable valued as of the Closing Date, adjusted for bad debts (the "Accounts Receivable Payment"). For purposes of this Agreement, "current" trade (cash) accounts receivable means those accounts arising from advertising and billed in the ordinary course of business, consistent with Seller's past policies, not more than 120 days prior to the Closing Date, minus any specifically identified bad debts which Seller identifies on SCHEDULE 1.3 at the Closing. The parties hereto shall, by the Closing Date, complete a list of all of the assets covered by this Agreement and allocate the Purchase Price between tangible and intangible assets on a basis as detailed as is reasonable according to the business standards of this industry.

     1.4  PAYMENT OF PURCHASE PRICE; EARNEST MONEY; ESCROW AGENT.

          (a) On the Closing Date, Buyer shall pay to Seller, or its assignee, in cash or by wire transfer, the sum of the Cash Payment and the Accounts Receivable Payment, subject to the following deductions and credits on the Closing Date:

               (1) Earnest Money in the amount of Two Hundred Sixty Thousand and 00/100 Dollars ($260,000) which Buyer shall deliver into escrow to the Escrow Agent described in (b) below on the date set forth in Section 1.2 of this Agreement, plus interest earned thereon.

               (2) Appropriate credits for real and personal property taxes, prorated to the Closing Date.

          (b) Buyer and Seller hereby mutually agree that Broadcast Asset Management, Inc. shall act as Escrow Agent for purposes of this transaction, and that the relationship between the Escrow Agent and the parties hereto shall be governed by a certain Escrow Agreement, attached hereto as SCHEDULE 1.4 which shall be executed by the Escrow Agent and the parties hereto, simultaneous with the execution of this Agreement. The Earnest Money referenced in this section, after being placed in escrow, shall be deposited by the Escrow Agent with a federally insured financial institution in an interest bearing account as directed by the Escrow Agreement. Interest earned on the deposit shall accrue to the benefit of Buyer, and, together with the principal amount of the escrow deposit, shall be payable to Seller and credited against the aforementioned Purchase Price on the Closing Date. If this Agreement is terminated without Closing of the transaction contemplated herein, the Earnest Money and all accrued interest shall be paid to Buyer or to Seller as provided in the Escrow Agreement.


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     1.5  PRORATION OF INCOME AND EXPENSES.

          (a) ADJUSTMENT TIME AND ITEMS. Except as otherwise provided herein, all income and expenses arising from the conduct of the business and operation of the Radio Stations shall be prorated between Buyer and Seller in accordance with generally accepted accounting principles as of 11:59 p.m., Oshkosh, Wisconsin time, on the date immediately preceding the Closing Date. Such prorations shall include, without limitation, all ad valorem, real estate and other property taxes (but excluding taxes arising by reason of the transfer of the Assets as contemplated hereby, which, shall be paid as set forth in Section 11.9 of this Agreement), business and license fees, music and other license fees (including any retroactive adjustments thereof, which retroactive adjustments shall not be subject to the sixty day limitation set forth in Section 1.5(b) hereof), utility expenses, rents and similar prepaid and deferred items attributable to the ownership and operation of the Radio Stations. Salaries, wages, sales commissions, fringe benefit accruals, vested leave time (i.e. earned sick leave and vacation) and termination or severance pay for employees arising or accruing prior to the Closing Date shall not be pro-rated but shall be the sole responsibility of Seller.

          (b) DETERMINATION. The prorations contemplated by this Section, to the extent practicable, shall be made as set forth in subsection (a), above, and shall be implemented on the Closing Date. As to those prorations not capable of being ascertained on the Closing Date, an adjustment and proration as of the time stated in subsection (a) above shall be made within sixty (60) days of the Closing Date. In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at such time and such disputes shall be determined by the accounting firm of Wipley & Ulrich, Appleton, Wisconsin, and the fees and expenses of said accountant shall be paid one-half (1/2) by Seller and one-half (1/2) by Buyer.

     1.6  ASSUMED LIABILITIES; RETAINED LIABILITIES.

          (a) ASSUMED LIABILITIES. Subject to the provisions of Section 1.6(b), on the Closing Date, Buyer shall assume and undertake to pay, satisfy or discharge the following: the liabilities, obligations and commitments of Seller (other than any liability arising from Seller's noncompliance with the contracts to be assigned and assumed by Buyer on or prior to the Closing Date) arising or to be performed on or after the Closing Date under (A) the contracts on Schedule 1.1(c), (B) the real property and Real Property Leases on Schedule 1.1(e); (C) personal property leases on Schedule 1.1(a); (D) the advertising contracts listed on Schedule 1.1(b); (E) the licenses set forth on Schedule 1.1(d), in each case as of the date hereof; (F) the Accounts Receivable referred to on Schedule 1.1(g), above; and (G) any other contracts entered into between the date hereof and the Closing Date which Buyer may in its sole discretion expressly agrees in writing to assume (collectively, the "Assumed Liabilities").


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          (b)  RETAINED LIABILITIES.  Except as set forth in Section 1.6(a)
hereof, Buyer expressly does not, and shall not, assume or be deemed to assume, under this Agreement or otherwise by reason of the transaction contemplated hereby, any liabilities, obligations or commitments of Seller of any nature whatsoever (collectively, the "Retained Liabilities"). Without limiting the generality of the foregoing, it is understood and agreed that Buyer is not agreeing to, and shall not, assume any liability or obligation of Seller to Seller's employees (whether under any existing written or oral agreements with Seller or otherwise, including any such liability or obligation in respect of wages, salaries, bonuses, accrued vacation or sick pay or any other matter) and
 . any liability for Seller's taxes or trade payables arising on or prior to the Closing Date.

     1.7  TRANSFER OF ASSETS AND DELIVERY OF DOCUMENTS.     (1) On the Closing
Date, Seller shall deliver, or cause to be delivered, to Buyer the following documentation:

          (a)  BILL OF SALE.  A  bill of sale  in the form attached hereto as
     SCHEDULE 1.7(1)(A) ("Bill of Sale"), transferring to the Buyer all of the personal property and equipment identified on Schedules 1.1(a) and 1.1(j), including, but not limited to, the transmitting towers and antennas with existing hardware, guy wires and anchor points all free and clear of all liens and encumbrances.

          (b)  WARRANTY DEED.  A warranty deed in the form attached hereto as
     SCHEDULE 1.7(1)(B) ("Warranty Deed") in recordable form and stating that title to the owned real estate described on Schedule 1.1(e) is free and clear of all liens and encumbrances, except for easements, restrictions, rights-of-way of record and property taxes for the current year which are not yet due and payable (the "Permitted Liens").

          (c) ASSIGNMENT AND ASSUMPTION AGREEMENT. A written Assignment and Assumption Agreement in the form attached hereto as SCHEDULE 1.7(1)(C) ("Assignment and Assumption Agreement"), assigning to the Buyer the liabilities, obligations and commitments of Seller arising or to be performed on or after the Closing Date under (A) the contracts on Schedule 1.1(c), (B) the real property and Real Property Leases on Schedule 1.1(e);
     (C) personal property leases on Schedule 1.1(a); (D) the advertising contracts listed on Schedule 1.1(b); (E) the licenses set forth on Schedule 1.1(d), in each case as of the date hereof; (F) the Accounts Receivable referred to on Schedule 1.1(g), above; and (G) any other contracts entered into between the date hereof and the Closing Date which Buyer may, in its sole discretion, expressly agree in writing to assume. Seller shall also deliver any consents obtained from the parties to those contracts and agreements being assigned hereunder which by their terms require such consents for assignment to Buyer.

          (d)  UNEMPLOYMENT ACCOUNT.   At Buyer's option, the appropriate form,
     properly executed, transferring to Buyer Seller's unemployment compensation account and experience rate for purposes of determining Buyer's unemployment compensation



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     contributions.

          (e) CERTIFICATE OF SECRETARY. A certificate, dated as of the Closing Date, by the Secretary of Seller certifying the resolutions of the Board of Directors and shareholders of the Seller approving the execution and delivery of this Agreement and each of the other documents authorizing the consummation of the transactions contemplated hereby and thereby, together with copies of Seller's articles of incorporation, bylaws and listing of Seller's officers and directors.

          (f) CERTIFICATE OF OFFICER. A certificate, dated as of the Closing Date, by an officer of Seller to the effect that the representations and warranties of Seller contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date, that, to Seller's knowledge, there is no litigation claim or proceeding pending against Seller with respect to the transactions described in this Agreement, and that Seller has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by it on or prior to the Closing Date.

          (g) EVIDENCE OF DISCHARGE OF LIENS. Evidence of discharge of all liens on the Assets or the Radio Stations except Permitted Liens.

          (h) OPINION OF SELLER'S COUNSEL. An opinion of Seller's counsel in the form of SCHEDULE 1.7(1)(H) attached hereto.

          (i) RECORDS. To the extent available, originals or copies of all program, operations, transmissions, or maintenance logs and all other records required to be maintained by the FCC with respect to the Radio Stations, including the public file for the Radio Stations, left at the Radio Stations and thereby delivered to Buyer.

          (j) ALLOCATION OF PURCHASE PRICE. Documents reflecting the parties' agreement with respect to the allocation of the Purchase Price.

          (k) COVENANT NOT TO COMPETE. A covenant not to compete in the form of the attached SCHEDULE 1.10.

          (l) OTHER DOCUMENTS. Such other documents, instruments and agreements as Buyer shall request and as shall be reasonably necessary to consummate the transactions contemplated by this Agreement, each in form and substance reasonably satisfactory to counsel for Buyer.

     (2) On the Closing Date, Buyer shall deliver or cause to be delivered to Seller the following documentation:


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          (a)  PURCHASE PRICE.  The Purchase Price.

          (b) ASSIGNMENT AND ASSUMPTION AGREEMENT. The Assignment and Assumption Agreement.

          (c) CERTIFICATE OF MANAGER OR MEMBER. A certificate, dated as of the Closing Date, by a manager, or if none exists, by a member, certifying as to the resolutions of Buyer approving the execution and delivery of this Agreement and each of the other documents authorizing the consummation of the transactions contemplated hereby and thereby, together with a copy of Buyer's articles of organization, operating agreement and a listing of Buyer's members or managers.

          (d) CERTIFICATE OF MEMBER A certificate, dated the Closing Date, by a member of Buyer to the effect that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date, hat to Buyer's knowledge, there is no litigation. claim or proceeding pending against Buyer with respect to the transactions described herein, and that Buyer has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by it on or prior to the Closing Date.

          (e)  ALLOCATION OF PURCHASE PRICE.   A document executed by both
     parties hereto (see Section 1.7(1)(j)) reflecting their agreement with respect to the allocation of the Purchase Price.

          (f) OPINION OF BUYER'S COUNSEL. An opinion of Buyer's counsel in the form of SCHEDULE 1.7(2)(F) attached hereto.

          (g)  COVENANT NOT TO COMPETE.  The aforementioned Covenant Not to
     Compete.

          (h) OTHER DOCUMENTS. Such other documents, instruments and agreements as Seller shall request and as shall be reasonably necessary to consummate the transactions contemplated by this Agreement, each in form and substance reasonably satisfactory to counsel for Seller.

     1.8 CLOSING. The Closing, subject to the conditions set forth herein, shall take place at the law offices of Lathrop & Clark, 122 W. Washington Ave., Suite 1000, Madison, WI 53701-1507, or at such other place as the parties may mutually agree. For purposes of this Agreement, the "Closing" shall mean and describe the meeting between the parties hereto, subsequent to the satisfaction of all terms and conditions set forth herein, to fully consummate the transaction described herein. The "Closing Date" shall mean a date fixed by Seller which is not less than five (5) business days or more than ten (10) business days after the date on which the FCC Consent (as defined in Section 7.1 hereof) shall have become a Final Order provided however that Seller and


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Buyer may, by mutual agreement, elect to waive finality; in which event, the
Closing shall occur on the tenth business day after the date such notice is given, or at such earlier date that the Seller or Buyer (whichever gives such notice) specifies. For purposes of this Agreement, the term "Final Order" means action by the FCC consenting to the assignment of a license issued by the FCC which is not reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which action no timely request for stay, petition for rehearing or appeal is pending, and as to which the time for filing any such request, petition or appeal or reconsideration by the FCC on its own motion has expired.

     1.9. COVENANT OF NON-INTERFERENCE. Between the date of this Agreement and the Closing Date, management and control of the Radio Stations shall be the sole responsibility of, and in the complete discretion of Seller, subject to Section
4.1 of this Agreement. It is further understood and agreed that, effective as of the Closing Date, and thereafter, Seller shall have no control over, nor right to intervene in, nor participate in, the operation of the Radio Stations, nor to supervise any programs on the Radio Stations.

     1.10 COVENANT NOT TO COMPETE.   On the Closing Date, Seller shall execute,
and shall cause Mid-West Management, Inc., William R. Walker, Philip Fisher, Richard T. Record, and William H. Rittman, and any other person mutually agreed upon by the parties hereto to execute a covenant not to compete with Buyer in the market served by the Radio Stations in the form of SCHEDULE 1.10 attached hereto.

     1.11 EMPLOYER AND EMPLOYEE BENEFITS. Attached hereto as SCHEDULE 1.11 is a correct and complete listing of all employees of Seller, working at the, or in connection with Radio Stations, setting forth their respective positions, job descriptions, salaries or wages, and all other forms of compensation paid to them for their work at the Radio Stations. Upon notice to Seller, and at mutually agreeable times, Seller will permit Buyer to meet with its employees prior to the Closing Date. Buyer may, at its option, extend offers of employment to all or any of Seller's employees effect on the Closing Date. Seller will not take any action to preclude or discourage any of Seller's employees from accepting any offer of employment extended by Buyer. At Seller's option, the general manager of the Radio Stations may participate in any meeting between Buyer and any employee of the Radio Stations.

     1.12 FINANCING. During the forty-five (45) day period following the date of this Agreement, Buyer will use commercially reasonable and good faith efforts to conclude equity financing for the purchase of the Radio Stations contemplated hereby, on terms acceptable to Buyer in its sole discretion. In the event that Buyer obtains such equity financing during such forty-five day period, Buyer will immediately deposit the Earnest Money with the Escrow Agent. In the event Buyer is unable to obtain such equity financing during said time period, either Buyer or Seller may, at their option by notice to the other, terminate this Agreement without further obligation or penalty.

     1.13 DUE DILIGENCE. Buyer may test and inspect all of the Assets, Seller's financial


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records and other books and records relating to the Radio Stations within forty-five (45) days of the date of execution of this Agreement to determine (1) if the Assets are in the condition called for by this Agreement; and (2) that Seller's financial records reflect the income generating capacity of the Radio Stations upon which the Purchase Price is based. Such inspection and testing shall be conducted so as not to interfere unreasonably with or disrupt the operation of the Radio Stations. In the event that, in Buyer's reasonable judgment, following Buyer's inspection and testing of the Assets, the condition of any of the Assets does not comply with the terms this Agreement, Buyer shall immediately provide written notice to Seller of such failure, (which shall include a copy of the written inspection report). Thereafter, the parties hereto will cooperate with each other to reach an agreement on the method of compliance with the terms of this Agreement. In the event the parties hereto cannot agree on the method or the payment of the costs to restore any such Asset to the condition required by this Agreement, either Buyer or Seller may, upon written notice to the other, terminate this Agreement. If, after inspection of Seller's financial records, Buyer concludes, in its good faith judgment, that a material discrepancy exists in the value of the Radio Stations as compared to the purchase price for the Radio Stations as set forth by the parties hereto in their Letter of Intent dated January 2, 1997, Buyer shall immediately provide written notice to Seller of its findings. Thereafter, the parties may cooperate to reach an agreement on whether an appropriate adjustment to the Purchase Price is warranted, and if so, the amount of the adjustment; or either party may terminate this Agreement without any liability upon written notice to the other party.

     1.14 CONDUCT OF BUSINESS PRIOR TO CLOSING. Between the date hereof and the Closing Date, Seller will conduct the business of the Radio Stations only in the ordinary course, consistent with its past practices, including but not limited to the following:

          (a) the personal property used and useful in the operation of the Radio Stations will be maintained in normal operating condition and repair;

          (b) no material personal property or real property used and useful in the operation of the Radio Stations will be sold, transferred or terminated, and no additional material personal property or real property will be acquired, except for acquisition made in the normal and ordinary course of business;

          (c)  no new lien or encumbrance against the Assets will be created;

          (d) material Contracts and advertising agreements will not be modified or terminated, and those material contracts and advertising contracts identified in a written notice by Buyer will not be renewed and material contracts and advertising agreements, that will remain in effect after the Closing Date will not be entered into, in each case, without Buyer's consent;

          (e) Seller will take all commercially reasonable actions to preserve and maintain the Licenses and the intellectual property listed on Schedule 1.1(f) and will


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     operate the Radio Stations in compliance with all provisions of the FCC licenses, Communications Act and the rules and regulations of the FCC;

          (f) Seller will not alter its credit and collection policies or it accounting policies;

          (g) Seller will not alter the benefits available to its employees, but may renew employment contracts in the normal and ordinary course of business upon notice to Buyer;

          (h) the programming of the Radio Stations will not be materially altered from the current format; and

          (i) Seller will use commercially reasonable efforts to preserve relationships with employees, advertisers, vendors, and others currently dealing with the Radio Stations.


                                      ARTICLE II

               REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER

     In addition to representations, warranties, and covenants made elsewhere in this Agreement, Seller represents, warrants and covenants to Buyer that both as of the date hereof and as of the Closing Date, each of the following statements are, and shall be, correct and complete:

     2.1 ORGANIZATION AND STANDING OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has all requisite power and authority to: (i) own, lease, operate and sell the Assets; and (ii) carry on the business of the Radio Stations as now being conducted and as proposed to be conducted by Seller between the date hereof and the Closing Date.

     2.2 AUTHORIZATION AND BINDING OBLIGATION. Seller has the power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and Seller's execution, delivery and performance of this Agreement, and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by Seller and this Agreement constitutes, and the agreements to be executed in connection herewith will, subject to approval by the FCC, constitute the valid and binding obligation of Seller enforceable in accordance with their terms.

     2.3 OWNERSHIP OF ASSETS. Seller now owns and on the Closing Date will own the Assets and has and will have, subject to FCC approval, full power and authority to sell, transfer and assign such Assets (including the assets of the former Valley Radio Results Partnership) to Buyer in the manner provided herein, free and clear of any and all liens except for Permitted Liens. There are no other assets used or useful in the operation of the Radio Stations other than the Assets, except for cash on hand and cash equivalent assets.

     2.4 COMMISSION LICENSES AND COMPLIANCE WITH FCC REQUIREMENTS. (a) All licenses, permits, authorizations, franchises, certificates of compliance, and consents of governmental bodies, including, without limitation, the FCC licenses, used or useful in the operation of the Radio Stations as they are now being operated are detailed in Schedule 1.1(d) and are in full force and effect, are unimpaired by any acts or omissions of Seller or Seller's employees or agents, and are free and clear of any restrictions which might limit the full operation of the Radio Stations. Except as set forth in Schedule 1.1(d), no condition exists or event has occurred that permits, or after notice or lapse of time, or both, would permit, the revocation or termination of any such license, permit, consent, franchise, or authorization (other than pursuant to their express expiration date) or the imposition of any material restriction or limitation upon the operation of the Radio Stations as now conducted. Except as set forth in Schedule 1.1(d), Seller is not aware of any reason why the FCC licenses might not be renewed in the ordinary course or revoked.

          (b) Each of the Radio Stations is in material compliance with the FCC's policy on exposure to radio frequency radiation. No renewal of any FCC License would constitute a major environmental action under the FCC's rules or policies. Access to the Radio Stations' transmission facilities is restricted in accordance with the policies of the FCC.

          (c) Except as set forth in Schedule 1.1(d), to the best of Seller's knowledge, Seller is not the subject of any FCC or other governmental investigation or any notice of violation or order,or any material complaint, objection, petition to deny, or opposition issue by or filed with the FCC or any other governmental authority in connection with the operation of or authorization for the Radio Stations, and there are no proceedings (other than rulemaking proceedings of general applicability) before the FCC or any other governmental authority that could adversely affect any of the FCC Licenses or the authorizations listed in Schedule 1.1(d).

          (d) Seller has filed with the FCC and all other governmental authorities having jurisdiction over the Radio Stations all material reports, applications, documents, instruments, and other information, required to be filed, and will continue to make such filings through the Closing Date.

     2.5 INSURANCE. There is presently in force adequate fire, theft and general casualty insurance in respect to the Assets together with general liability insurance covering the business and operation of the Radio Stations. Seller will maintain such insurance in force until the Closing Date. Such policies are valid and enforceable, and provide adequate insurance coverage for the Assets and operations of the Radio Stations. A list of such policies showing the names of the insurers, the property or liability insured and the amounts of coverage is attached hereto as SCHEDULE 2.5.

     2.6  TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

          (a) The Seller has good and marketable title to all of the properties and Assets described in this Agreement, and has not sold or otherwise disposed of any such properties or Assets referred to in Section 1.1 (except for Assets acquired or disposed of in the normal and ordinary course of business) and the same will be true and correct as of the Closing Date. Buyer, at its option and expense, prior to the Closing Date, may conduct a Uniform Commercial Code name search under the name of Seller, with the Wisconsin Secretary of State and the Winnebago County Register of Deeds. If the written reports from such searches indicate the presence of liens on any of Seller's property, all such liens shall be removed, satisfied or otherwise released by Seller on or prior to the Closing Date.

          (b) With respect to the leases of real and personal property listed in Schedule 1.1(d): (i) the lease is in full force and effect; (ii) all accrued and payable rents have been paid; (iii) Seller has been in peaceable possession since the beginning of the original term of such lease and is not in default hereunder, and no waiver, indulgence, postponement of Seller's obligations have been granted by the lessor; (iv) no event of default, and no event that with the giving of notice, the lapse of time, or the happening of any further event would become a default, under any such lease has occurred; (v) Seller has not violated any material term or condition under any such lease in any respect; and (vi) each material covenant to be performed by Seller under such lease has been fully performed.

          (c) With respect to the Radio Stations' transmitter sites (the "Sites"), (i) there are no encroachments on any portion of the Sites owned, lease, or used by Seller by any buildings, structures, or improvements located on adjoining real estate; (ii) none of the buildings, structures or improvements (including any guy wires or anchors) owned, leased or used by Seller on the Sites encroach upon adjoining real estate and all such buildings, structures and improvements conform to all "setback" lines, easements, and other restrictions or rights of record established by applicable building, zoning or safety ordinances; (iii) the radio transmission facilities owned, leased or used by Seller at the Sites conform in all material respects to all regulations, codes, ordinances, and statutes of all applicable governmental authorities, including, without limitation all environmental protection and sanitary laws and regulations, occupational safety and health regulations and electrical codes. All towers and other structures owned, lease or used by Seller at the Sites are painted and lighted in material compliance with the rules and requirements of the FCC, the Federal Aviation Administration, and all applicable requirements of state and local law.

     2.7 ABSENCE OF CONFLICTS. Neither Seller's entry into this Agreement, nor its sale of the Assets and the transfer of the Radio Stations as contemplated by this Agreement will (a) violate any law, regulation, judgment, order or restriction applicable, the Assets or the Radio Stations; (b) violate the provisions of Seller's articles of incorporation and by-laws; (c) conflict with or cause a breach or termination of or give rise to any lien under any agreement, lease, license or instrument of indebtedness. Other than violations, conflicts or breaches which will not have a material adverse effect on the Stations or the Assets. Other than the filings with and approvals by the FCC contemplated hereby, Seller does not need to give notice to or obtain the consent of any governmental agency or unit to conclude the transactions contemplated hereby.

     2.8 LITIGATION. There is no litigation, action, suit, investigation or proceeding pending or, to Seller's knowledge, threatened against or affecting Seller or the Radio Stations, or involving any of the Assets, at law or in equity, or before any federal, state, municipal, local, or other government or authority, and there has been no assertion and, to Seller's knowledge, no grounds to assert any claim against Seller which or before any administrative agency or arbitrator (including, without limitation, any proceeding which seeks the forfeiture of, or opposes the renewal of any of the Licenses) (a) could reasonably be expected to have an adverse affect on the financial condition, Assets, or operations of the Radio Stations or (b) seeks to enjoin or prohibit, or other questions the validity of, any action to be taken pursuant to or in connection with this Agreement.

     2.9 ABSENCE OF ADVERSE AGREEMENTS. Seller is not a party to any agreement or instrument or subject to any judgment, order or decree, or rule or regulation of any court or governmental agency or authority which adversely affects or, to the best Seller's knowledge, in the future may materially and adversely affect the financial condition, operation, or assets of the Radio Stations.

     2.10 CONTRACTS. Schedules 1.1(b), 1.1(c) and 1.1(e) attached hereto contains a list of all of the agreements, leases and other contracts to which the Radio Stations and Seller are a party or by which, as of the date hereof, the Radio Stations and Seller may be bound or obligated in any way or which are required to operate the Radio Stations in the manner in which it is currently operated. All of such agreements, leases and other contracts are valid, binding and enforceable by Seller in accordance with their respective terms. The aforedescribed agreements, contracts and leases shall not be rendered unenforceable by their assignment and transfer to Buyer. Seller is not in material breach or default thereof, there is no claim of breach or default, and Seller has no knowledge of any act or omission which has occurred or which has been threatened which could result in a breach or default thereof. Seller has delivered complete and accurate copies of all such agreements, contracts, and leases to Buyer as they are currently in effect.

     2.11 INTELLECTUAL PROPERTY. Schedule 1.1(f) attached hereto contains a list of all intellectual property applied for, issued to or owned by the Seller or under which Seller is a licensee and used in the conduct of the business and operation of the Radio Stations. Such intellectual property is all of the intellectual property used in connection with the operation of the Radio Stations in the manner conducted by Seller.

     2.12 INSOLVENCY. No insolvency proceedings of any character, including but not limited to bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or any of the Assets is pending or, to the best knowledge of Seller, threatened, and Seller has made no assignment for the benefit of creditors, nor taken any actions with a view to, or which would constitute the basis for, the institution of any insolvency proceedings.

     2.13 COMMISSION OR FINDER'S FEE. To the extent that Seller employs a broker, any commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto shall be paid by, and the sole obligation of, Seller.

     2.14 ENVIRONMENTAL. To the best of Seller's knowledge, Seller has complied with all laws (including rules and regulations thereunder) of federal, state, and local governments (and all agencies thereof) concerning the environment, public health, and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against Seller alleging any failure to comply with any such law or regulation. Seller has not unlawfully generated, stored, released or disposed of any hazardous waste or hazardous substance including Polychlorinated Byphenyls ("PCBs") in connection with the operation of the Radio Stations. To the best of Seller's knowledge, no hazardous waste has been generated, stored or disposed of by any other person on the real estate occupied by Seller, the Radio Stations or their transmitters. As used herein, the term "hazardous waste" shall mean as defined in federal and state environmental statutes. The technical equipment included in the Assets does not contain any PCBs. To the best of Seller's knowledge, there is no asbestos insulation or
other asbestos-containing materials at the Radio Stations.   At its option,
Buyer may conduct an Environmental Audit of the real property referenced in this Agreement. One-half of the cost of any such audit shall be born by Seller and one-half by Buyer.

     2.15 WARRANTIES TRUE AND CORRECT. No warranty or representation by Seller contained in this Agreement or in any certificate or other instrument to be furnished pursuant hereto contains or will contain any untrue statement of fact or omits or will omit to state any fact required to make the statement therein contained not misleading. Seller shall provide Buyer prompt written notice of any change in any of the information contained in the representations and warranties made in Article II hereof.

     2.16 COMPLIANCE WITH BULK SALES LAWS; SALES TAX. Seller will comply with all bulk sales laws to the extent they may be applicable to this transaction. Seller does not hold a Wisconsin sales tax permit.

     2.17 FINANCIAL STATEMENTS. The financial statements of Seller provided to Buyer have been prepared in accordance GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete in all material respects and are consistent with the books and records of Seller (which books and records are correct and complete in all material respects).

     2.18 TAX MATTERS. Seller has filed all tax returns that it was required to file. Except for 1997 real and personal property taxes (which are payable in 1998), all taxes owed by Seller have been paid (including payroll withholding taxes). To the best knowledge of Seller, there are no security interests on any of the Assets that arose in connection with any failure (or alleged failure) to pay an tax.

     2.19 EMPLOYEE BENEFITS. To Seller's knowledge, each employee benefit plan (and each related insurance contract) complies in form and operation in all material respects with the applicable requirements of ERISA and the Internal Revenue Code. SCHEDULE 2.19 lists all employee benefit plans that Seller maintains or to which Seller contributes for the benefit of any current employee of Seller.

                                     ARTICLE  III

                  REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

     Buyer hereby represents, warrants and covenants to Seller that both as of the date hereof and as of the Closing Date, each of the following statements are, and shall be, correct and complete :

     3.1 BUYER'S ORGANIZATION. Buyer is a limited liability company duly organized, validly existing and in good standing under and by virtue of the laws of the State of Delaware and has all requisite power and authority to (i) own, lease, and operate its properties and carry on its business, and (ii) enter into this Agreement and perform the transactions contemplated hereby.

     3.2 APPROVALS. The execution and delivery of this Agreement by Buyer and the performance of its obligations hereunder has been duly authorized by appropriate resolutions of Buyer and this Agreement constitutes, subject to approval by the FCC, a valid and binding obligation of Buyer in accordance with its terms.

     3.3 CAPABILITY. There are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would
disqualify Buyer as an assignee of the FCC licenses.   Subject to Section 1.12,
hereof, Buyer knows of no facts or information, financial or otherwise, which would or will prevent Buyer from completing this transaction in accordance with the terms of this Agreement.

     3.4 WARRANTIES TRUE AND CORRECT. No warranty or representation by Buyer contained in this Agreement or in any certificate or other instrument to be furnished pursuant hereto contains or will contain any untrue statement of fact or omits or will omit to state any material fact required to make the statement therein contained not misleading.

                                      ARTICLE IV

                        EXAMINATION BY BUYER PRIOR TO CLOSING

     Buyer and Seller hereby agree as follows:

     4.1 EXAMINATION BY BUYER. From the date of this Agreement until the Closing Date, Seller will accord to Buyer, its officers, counsel, accountants, engineers and other representatives full access to its properties, contracts, commitments and FCC, financial and other related records, at all reasonable times during business hours, and such representatives will be furnished true and complete copies of the same as such representatives may reasonably request; provided, however, that such review shall be conducted so as to not interfere unreasonably with or disrupt the business and broadcast operations of Seller. Upon at least 24 hours notice to Seller, Seller shall cause the employees of the Radio Stations to furnish and discuss with Buyer and its representatives the information described in this Section 4.1.

     4.2 CONFIDENTIALITY. Buyer agrees that it and its representatives will use commercially reasonable efforts to maintain the confidence of and not utilize in any manner (other than to analyze the transactions contemplated by this Agreement) all data and information so obtained from Seller, and if this transaction is not consummated, Buyer and its officers, agents and representatives will return to Seller all such data in its possession, including all copies made thereof.

     4.3 EXCLUSIVITY. From the date Buyer deposits the Earnest Money with the Escrow Agent (the "Deposit Date"), Seller will not solicit, initiate, encourage, participate, facilitate or provide any information with respect to any proposal or offer of any person or entity other than Buyer relating to any merger, consolidation, recapitalization, acquisition of the Radio Stations, the Assets, the FCC Licenses, or its capital stock or any similar transaction. From the date of this Agreement, Seller will promptly notify Buyer of any such offer or contract with respect to any such transaction. From the date of this Agreement until the Deposit Date, Buyer may solicit, encourage, participate, facilitate or provide any information with respect to any proposed offer of any person or entity other than Buyer relating to any merger, consolidation, recapitalization, acquisition of the Radio Stations, the Assets, the FCC licenses, or its capital stock or any similar transaction. If Seller is prepared to accept any other offer of any person or entity other than Buyer, Seller will notify Buyer and, unless Buyer tenders the Earnest Money to the Escrow Agent within two (2) business days, Seller may accept the other offer.


     4.4 REAL ESTATE. Seller will, by the Closing Date, obtain, at Seller's expense, policies of title insurance on all owned real estate included in the Assets, in the amount of the fully assessed value of all such owned real estate, with such endorsements as Buyer may reasonably request, except that Buyer shall bear the additional cost and expense of obtaining the endorsements it desires to have included in the title insurance policies. Seller shall obtain, at

Buyer's expense surveys of the real estate owned by the Seller.

                                      ARTICLE  V

                CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS HEREUNDER

      The obligations of Buyer under this Agreement are subject at the Closing Date to the conditions listed in this Article. Buyer may waive any one or more of the following conditions, by written notice delivered at or prior to the Closing Date, other than that of the FCC Consent:

     5.1 FCC APPROVAL. The FCC shall have issued the FCC Consent (as defined in Section 7.1 hereof) without any condition that would have a material adverse effect upon Buyer, and such FCC Consent shall have become a Final Order (as defined in Section 1.8 hereof).

     5.2 SELLER REPRESENTATIONS AND WARRANTIES AND COVENANTS. Seller's representations and warranties contained in this Agreement and in any document delivered pursuant hereto shall be true and correct in all material respects as of the Closing Date as if made on and as of that date. Seller shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     5.3 GOVERNMENTAL AUTHORIZATIONS. Seller shall be the holder of the Licenses and there shall not have been any modification of any of such Licenses which has, or will have, a material adverse effect on the Radio Stations or the conduct of its business and operation. No proceedings shall be pending which seeks or the effect of which reasonably could be to revoke, cancel, fail to renew, suspend, modify or impose any material condition upon any Licenses or any material licenses, permits or authorizations of the Radio Stations.

     5.4 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the Assets, business, prospects, condition (financial or otherwise) or results of Seller, the Assets or the Radio Stations.

     5.5 NO ADVERSE PROCEEDINGS. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

     5.6  CLOSING DELIVERIES.   Seller shall have delivered to Buyer those items
required to be delivered at or prior to the Closing Date under the terms of this Agreement.

                                      ARTICLE VI

                  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

     The obligations of Seller under this Agreement are subject at the Closing Date to the conditions set forth in this Agreement. Seller may waive any one or more of the following conditions, by written notice delivered at or prior to the Closing Date, other than those in Section 6.1.

     6.1 FCC APPROVAL. The FCC shall have issued the FCC Consent for the Radio Stations without any condition that would have a material adverse effect upon Seller.

     6.2 BUYER REPRESENTATION AND WARRANTIES. Buyer's representations contained in this Agreement shall be true and correct as of the Closing Date in all material respects. Buyer shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

     6.3 CLOSING DELIVERIES. Buyer shall have delivered to Seller all items required to be delivered at or prior to the Closing Date under the terms of this Agreement.


                                     ARTICLE VII

                                     FCC CONSENT

     7.1. FCC CONSENT. It is specifically understood and agreed by Buyer and Seller that the Closing and the assignment of the FCC licenses, permits and other authorizations pertaining to the Radio Stations are expressly conditioned on and are subject to the prior consent and approval of the FCC or its Staff acting pursuant to delegated authority (the "FCC Consent").

     7.2. ASSIGNMENT APPLICATIONS. Within ten (10) business days after Buyer's deposit of the Earnest Money with the Escrow Agent, Seller and Buyer shall jointly file with the FCC an application for assignment of the FCC licenses, permits and authorizations pertaining to the Radio Stations (the "Assignment Application") from Seller to Buyer. The cost of the FCC filing fees in connection with the Assignment Application shall be divided equally between the parties. Each party shall pay their own attorneys' fees. Seller and Buyer shall thereafter prosecute the Assignment Application with all reasonable diligence and otherwise use commercially reasonable efforts to obtain the grant of the Assignment Application as expeditiously as practicable (but neither Seller nor Buyer shall have any obligation to satisfy complainants or the FCC by taking any steps which would have a material adverse effect upon the Radio Stations, it or upon any affiliated entity). If the FCC Consent imposes any condition on either party to the Assignment Application, such parties shall use commercially reasonable efforts to comply with such condition;

provided, however, that neither party shall be required hereunder to comply with any condition that would have a material adverse effect upon the Radio Stations, it or any affiliated entity. Seller and Buyer shall jointly oppose any requests for reconsideration or judicial review of the FCC Consent and shall jointly request from the FCC any extension of the effective period of the FCC Consent if the Closing shall not have occurred prior to the expiration of the original effective period of the FCC Consent. Nothing in this Section 7.2 shall be construed to limit either party's right to terminate this Agreement pursuant to
Article VIII hereof.


                                     ARTICLE VIII

                                     TERMINATION

     8.1  GROUNDS FOR TERMINATION.

     This Agreement may be terminated by either Buyer or Seller, provided that the party seeking to terminate is not in breach of any of its material obligations under this Agreement, upon the occurrence of any of the following:

          (a) If, on or prior to the Closing Date, the other party breaches any of its material obligations contained herein, and such breach is not cured by the earlier of the Closing Date or twenty (20) business days after receipt of the notice of breach from the non-breaching party; or

          (b)  If any Assignment Application is designated for hearing; or

          (c)  If any Assignment Application is denied by Final Order; or

          (d) If there shall be in effect any judgment, or final decree order that would prevent or make unlawful the consummation of this Agreement; or

          (e) If the Closing has not occurred within two hundred seventy (270) days after the Assignment Applications are tendered for filing; or

          (f)  If either party hereto terminates this Agreement pursuant to
     Section 1.13 or Section 1.12, above.

     8.2 LIABILITY. The termination of this Agreement under Section 8.1 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

                                      ARTICLE IX

                                       DEFAULT

     9.1 DEFAULT BY SELLER. In the event this Agreement is not closed because of default on the part of the Seller, Buyer shall be entitled to pursue any and all available legal or equitable remedies for any actual and consequential damages and reasonable attorney's fees sustained as a consequence of such default including, without limitation, the remedy of specific performance.

     9.2  DEFAULT BY BUYER.   In the event this Agreement is not closed because
of default on the part of the Buyer, Seller shall be entitled to pursue any and all available legal or equitable remedies for any actual and consequential damages and reasonable attorney's fees sustained as a consequence of such default, including, without limitation, the remedy of specific performance.


                                      ARTICLE X

                                   INDEMNIFICATION

     10.1 INDEMNIFICATION BY SELLER.    Seller hereby covenants and agrees to
hold harmless, defend, and indemnify Buyer, its successors and assigns, from and against any claims, actions, suits, proceedings, assessment judgments, costs, losses, damages, liabilities, liens, encumbrances, charges, fines, penalties and expenses (including without limitation reasonable attorneys' fees) (collectively, "Damages") asserted against, resulting from, imposed upon or incurred by Buyer directly or indirectly relating to or arising out of: or as a consequence of: (i) the business and operation of the Radio Stations prior to and on the Closing Date, (ii) any inaccuracy of any representation or warranty herein or in any certificate, document or instrument delivered hereunder on the part of the Seller; (iii) any failure by Seller to perform and comply with any of its covenants, conditions or agreements set forth in this Agreement; (iv) any l failure to comply with any "bulk sales" laws applicable to the transactions contemplated hereby; (v) a claim by any person or entity based on any arrangement or agreement to pay a commission, finder's fee or similar payment in connection with this Agreement made or alleged to have been made by Seller; and
(vi) the Retained Liabilities.

     10.2 INDEMNIFICATION BY BUYER.     Buyer hereby covenants and agrees to
hold harmless, defend and indemnify Seller, its successors and assigns, from and against any Damages asserted against, resulting from, imposed upon or incurred by Seller directly or indirectly relating to or arising out of: (i) the business and operation of the Radio Stations after the Closing Date; (ii) any inaccuracy of any representation or warranty herein or in any certificate, document or instrument delivered hereunder on the part of the Buyer; (iii) the Assumed Liabilities; (iv) any failure by Buyer to perform any of its covenants, conditions or agreements set forth in this Agreement; and (v) a claim by any person or entity based on any arrangement or agreement to pay a commission, finder's fee or similar payment in connection with this Agreement made or alleged to have been made by Buyer.

     10.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein shall survive the Closing for a period of two (2) years (five (5) years for Section 2.18) following the Closing Date and, in each case, without regard for Buyer's or Seller's actual knowledge of a breach thereof. Notwithstanding anything to the contrary contained herein, the indemnification obligations contained in Sections 10.1 and 10.2 arising in connection with the Retained Liabilities and Assumed Liabilities, as well as the representations and warranties set forth in the aforementioned Bill of Sale and Warranty Deed, shall survive forever.

     10.4 PROCEDURES.

          (a) NOTICE. Promptly after the receipt by either party (the "Indemnified Party") of notice of any claim or the commencement of any action or proceeding which may entitle such party to indemnification under this Section, such party shall give the other party (the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim. The failure to give the Indemnifying Party timely notice under this Section 10.4 shall not preclude the Indemnified Party from seeking indemnification from the Indemnifying Party unless, and to the extent that, such failure has materially prejudiced the Indemnifying Party's ability to defend the claim or litigation.

          (b) ASSUMPTION OF DEFENSE. If the Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom with counsel reasonably acceptable to the Indemnified Party, the obligations of the Indemnifying Party as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Indemnified Party harmless from and against any losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom; provided, however, the Indemnified Party may participate, at its expense, in the defense of such claim or litigation provided that the Indemnifying Party shall direct and control the defense of such claim or litigation. The Indemnified Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Indemnified Party, or enter into any settlement, except with the written consent of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation.

          (c) NON-ASSUMPTION OF DEFENSE. If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may, but shall have no obligation to, defend against such claim or litigation in such manner as it may deem appropriate, and the Indemnified Party may compromise or settle such claim or litigation without the Indemnifying Party's consent. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of all expenses, legal or otherwise and including the amounts of judgments entered or settlements agreed to, incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation. If no settlement of the claim or litigation is made, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to such claim or in such litigation and for all expenses, legal or otherwise, incurred by the Indemnified Party in the defense against such claim or litigation.


                                      ARTICLE XI
                                    MISCELLANEOUS

     11.1 ENTIRE AGREEMENT; BINDING EFFECT.    This Agreement, and the Schedules
attached hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No party shall be in any manner responsible as to any warranties, representations, or guarantees except as specifically set forth herein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto.

     11.2 APPLICABLE LAW. This Agreement is made pursuant to and shall be construed under the laws of the State of Wisconsin, subject, however, to all applicable rules and regulations of the FCC.

     11.3 NOTICES, ETC. All notices, requests, demand and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) days after being deposited in the United States mail, certified mail, postage prepaid, return receipt requested, or twenty-four
(24) hours after delivery to a reputable courier service which guarantees overnight delivery, addressed as follows:

               (a)  IF SELLER, TO:

                    Thomas A. Walker
                    Value Radio Corp.
                    c/o Mid-West Management, Inc.
                    2740 Ski Lane
                    Madison WI  53713

                    With copy to:

                    Jerry E. McAdow, Esq.
                    Lathrop & Clark
                    122 W. Washington Avenue
                    Suite 1000
                    Madison, WI  53701-1507

               (b)  IF TO BUYER, TO:

                    Terrence J. Leahy
                    Cumulus Media, L.L.C.
                    c/o Quaestus Management Corp.
                    330 E. Kilbourn Ave. Suite 250
                    Milwaukee, WI  53202

                    With copy to:

                    Richard Bonick
                    Cumulus Media LLC
                    c/o Century Broadcasting
                    875 N. Michigan Avenue
                    Chicago IL  60611

                    Peter Trybula
                    Baker & Daniels
                    205  W. Jefferson Blvd, Suite 250
                    South Bend, IN  46601


     11.4 COUNTERPARTS. This Agreement may be signed in counterpart originals, which collectively, when each of the parties hereto have signed a counterpart, shall have the same legal effect as if all signatures had appeared on the same physical document.

     11.5 SEVERABILITY. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly; provided, however, that if the deletion of any provision materially alters the burdens or benefits of either party, the parties agree to negotiate in good faith such modifications to this Agreement as are appropriate to insure the burdens and benefits of each party are reasonably comparable to those originally contemplated and expected.

     11.6 WAIVER. No waiver by either party hereto of a breach of any of the terms and conditions of this Agreement by the other party shall be construed as a waiver by such party of any subsequent breach.

     11.7 EXPENSES. Except as otherwise set forth in Sections 7.2, 1.5(b). 4.4 and 2.14 herein, the parties hereto shall pay their own expenses, including, without limitation, brokers', accountants' and attorneys' fees incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

     11.8 RISK OF LOSS. The risk of loss or damage by fire or other casualty or cause to those physical properties which are the subject of this Agreement shall, until the Closing Date, be upon Seller. In the event of any material damage, deterioration (normal wear and tear excepted) destruction, or loss materially adversely affecting any item of tangible property included in the Assets, the parties shall have the following options:

                    (i) If the loss is covered by insurance, Buyer may choose between taking the insurance payment in lieu of the lost property or require Seller to use the insurance proceeds to restore the lost assets to the condition they were in prior to the casualty, normal wear and tear excepted.

                    (ii) If there are either no or inadequate insurance proceeds to cover the loss, Buyer shall be entitled, at its option, to
          (i) receive from Seller the dollar amount required to restore such assets to the condition such assets were in prior to the damage or destruction or (ii) credit Buyer's cost of repair or restoration of such assets against the Purchase Price or (iii) terminate this Agreement without any liability.

     11.9 FURTHER ASSURANCES. After the Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby.

     11.10 HEADINGS. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

     11.11 AMENDMENTS AND WAIVERS. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the parties hereto.

     11.12 ASSIGNMENT. Except as set forth in this section, neither Buyer nor Seller may assign this Agreement without the written consent of both Buyer and Seller. Such consent shall not be unreasonably withheld. . Buyer may assign all of its right, title and interest in, to and under the Agreement to one or more affiliated entities, who shall then, subject to the terms and conditions of this Agreement, have the right to receive the Assets and to pay to Seller in full the Purchase Price therefore.

     11.13 PRESS RELEASES AND ANNOUNCEMENTS. Neither Buyer nor Seller shall issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing

Date without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing party will advise the other party prior to making the disclosure).

     11.14 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than Buyer and Seller and their respective successors and permitted assigns.


     IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement or a counterpart thereof as of the date first above written.

                                [SIGNATURES TO FOLLOW]

                              VALUE RADIO CORP., Seller



                         By:
                            --------------------------------
                            Thomas A. Walker, Treasurer



                              CUMULUS MEDIA, L.L.C.,, Buyer



                         By:
                            --------------------------------
                            Richard Weening, Manager






     For the limited purpose of Guaranteeing Seller's obligations under Article X of this Agreement, Midwest Management, Inc., a Wisconsin corporation, joins in this Agreement.


                              MID-WEST MANAGEMENT, INC.


                         By:
                            --------------------------------
                            Thomas A. Walker, President

                     LIST OF OMITTED SCHEDULES AND/OR EXHIBITS:

Assignment of Purchase Agreement, dated as of August 27, 1997 from Media to
     Cumulus Broadcasting, Inc. ("Broadcasting") and Cumulus Licensing Corp. ("Licensing") for the Three Station Agreement

Assignment of Purchase Agreement, dated as of August 27, 1997 from Media to
     Cumulus Broadcasting, Inc. and Cumulus Licensing Corp. for the Two Station Agreement

Escrow Agreement, dated as of February 6, 1997 by and among Value Radio,
     Media and Lathrop & Clark relating to the Three Station Agreement

Escrow Agreement, dated as of February 6, 1997 by and among Value Radio,
     Media and Baker & Daniels relating to the Two Station Agreement

Assignment and Assumption Agreement, dated as of August 31, 1997 by and between Value Radio and Broadcasting

Assignment of Authorizations and Intangibles, dated as of August 31, 1997 by and between Value Radio and Licensing

Covenant Not to Compete, dated as of August 31, 1997, by and among Broadcasting, Value Radio, and Thomas A. Walker, William R. Walker, William Rittman, Richard T. Record, Philip Fisher and Mid-West Management, Inc.

Warranty Deed

Bill of Sale

Allocation of Purchase Price for Three Station Agreement

Allocation of Purchase Price for Two Station Agreement

Opinion of Baker & Daniels

Certificate of Broadcasting and Licensing

Opinion of Lathrop & Clark


The preceding schedules and/or exhibits have been omitted from this exhibit. The Company agrees to provide copies of such schedules and/or exhibits to the Commission upon request.

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